Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Mike McMahon
Redwood Trust, Inc.	Managing Director
Monday, September 24, 2012	(415) 384-3805

Redwood Trust Announces Departure of its Chairman, George Bull,

and Election of Richard Baum as Chairman
and Douglas Hansen as Vice-Chairman of the Board of Directors

MILL VALLEY, CA, September 24, 2012 – Redwood Trust, Inc. (NYSE: RWT) today announced that George E. Bull, III stepped down from his role as Chairman and as a Director of Redwood, effective September 18, 2012. Upon Mr. Bull’s departure, the Board of Directors unanimously elected Richard D. Baum as Chairman and Douglas B. Hansen as Vice-Chairman of the Board of Directors. Mr. Baum has been an independent member of Redwood’s Board of Directors since 2001 and, at the time of Mr. Bull’s departure, was serving as Redwood’s Presiding Director and Chair of the Board’s Governance and Nominating Committee. Mr. Hansen, who along with Mr. Bull was a co-founder of Redwood, has been a member of Redwood’s Board of Directors since its formation in 1994 and previously served as Redwood’s President from 1994 through 2008.

In connection with his departure, Mr. Bull stated, “Redwood has a good foundation and great future prospects – the wind is at its back.” Mr. Bull continued, “Having worked for Redwood since its founding, I know first-hand the level of effort and dedication it takes to be part of its leadership. At this stage in my life, now is the time for me to focus my energy on enjoying my growing family and other interests. I have confidence in the Redwood management team as they move forward into 2013 and I continue to be available to Redwood as a resource.”

Mr. Baum, Redwood’s newly elected Chairman, stated, “Through his vision and leadership in founding Redwood with Doug Hansen 18 years ago, George established the principles and operating foundation upon which the company continues to grow today. All of us at Redwood regard George as a good friend and greatly appreciate and honor his many years of effort on behalf of the company. We will seek to build on what he started.” Mr. Baum continued, “Having worked with Doug Hansen, as well as with Redwood’s CEO, Marty Hughes, and President, Brett Nicholas, during my eleven-year tenure as a member of the Redwood Board, I know that this transition in Board leadership will be seamless and that the strength of our leadership team will allow us to remain focused on Redwood’s long-term strategic goals.”

Mr. Hansen, Redwood’s newly elected Vice-Chairman, stated, “George has made invaluable contributions to Redwood through his role as a co-founder and his long distinguished service as its past CEO and Chairman. Redwood’s shareholders and employees have all benefited from his wisdom and inspirational leadership. His involvement has been especially meaningful to me, as we have worked closely together for over twenty years.” Mr. Hansen continued, “Even as the focus of his life shifts, we will continue to enjoy his friendship and appreciate his ongoing interest in Redwood and willingness to provide continuing advice and counsel. I am pleased that Rick Baum – a man I respect greatly and with whom I have also worked for many years – will be serving in the important leadership role of Chairman. I know that we will be able to carry forward the mission that George inspired – to make Redwood a great company to do business with, to work for, and be a shareholder of.”

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Mr. Baum has been an independent member of Redwood’s Board of Directors since 2001 and has served as Redwood’s Presiding Director and Chair of the Board’s Governance and Nominating Committee. Mr. Baum is currently the President and Managing Partner of Atwater Retirement Village LLC (a private company). From 2008 to mid-2009, Mr. Baum served as Executive Director of the California Commission for Economic Development. He also served as the Chief Deputy Insurance Commissioner for the State of California from 1991 to 1994 and 2003 to 2007. Mr. Baum served from 1996 to 2003 as the President of Care West Insurance Company, a worker’s compensation insurance company, and prior to 1991 as Senior Vice President of Amfac, Inc., a diversified operating company engaged in various businesses, including real estate development and property management. Mr. Baum holds a B.A. from Stanford University, an M.A. from the State University of New York, and a J.D. from George Washington University, National Law Center.

Mr. Hansen, a co-founder of Redwood, has been a member of Redwood’s Board of Directors since 1994 and previously served as Redwood’s President from 1994 until his retirement in 2008. From 1990 through 1997, Mr. Hansen was a Principal with GB Capital. GB Capital assisted banks, insurance companies, and savings and loans in managing portfolios of securitized and unsecuritized mortgage loans, in arranging collateralized borrowings, in hedging balance sheet risks, and with other types of capital markets transactions. Mr. Hansen currently serves on the Board of Governors for Opportunity International, the Board of Directors of River of Knowledge, Inc., the Board of Directors of the Pinhead Institute, and on the Board of Trustees of the International Center of Photography. Mr. Hansen holds a B.A. in Economics from Harvard College and an M.B.A. from Harvard Business School.

Redwood Trust, Inc. (NYSE: RWT) is a publicly traded company structured as a real estate investment trust, and together with its subsidiaries invests in, finances, and manages real estate assets. Redwood was incorporated in the State of Maryland on April 11, 1994, and commenced operations on August 19, 1994. Redwood’s executive offices are located at One Belvedere Place, Suite 300, Mill Valley, California 94941.

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Cautionary Statement: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our most recent Annual Report on Form 10-K under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission (SEC), including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.